DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

1500 – 1140 W. Pender Street
Vancouver, BC V6E 4G1
TEL 604.687.4747 | FAX 604.689.2778

700 – 2755 Lougheed Hwy.
Port Coquitlam, BC V3B 5Y9
TEL 604.941.8266 | FAX 604.941.0971

200 – 1688 152 Street
Surrey, BC V4A 4N2
TEL 604.531.1154 | FAX 604.538.2613

WWW.DMCL.CA

September 21, 2018

Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 21, 2018 to be filed by our former client, Fortem Resources Inc. We agree with the statements made in response to that item insofar as they relate to our firm.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Professional Accountants

Vancouver, Canada
September 21, 2018